As filed with the Securities and Exchange Commission on December 9, 2010
Registration No. 333-170825

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Camelot Information Systems Inc.
(Exact Name of Registrant as Specified in its Charter)

British Virgin Islands	7371	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Beijing Publishing House
A6 North Third Ring Road
Xicheng District, Beijing 100120
The People’s Republic of China
Tel: +(86-10) 5810-0888
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, NY10011
Tel: +1 (212) 894-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregory G. H. Miao Skadden, Arps, Slate, Meagher & Flom LLP Plaza 66, Tower 1, 36th Floor 1266 Nanjing West Road Shanghai 200040 China Tel: +(8621) 6193 8282	Peter X. Huang Skadden, Arps, Slate, Meagher & Flom LLP 30th Floor, Tower 2 China World Trade Center No. 1, Jian Guo Men Wai Avenue Beijing 100004 China Tel: +(8610) 6535-5599	Chris K.H. Lin Simpson Thacher & Bartlett LLP ICBC Tower, 35th Floor 3 Garden Road, Central Hong Kong SAR Tel: +(852) 2514-7600

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The sole purpose of this amendment is to amend the exhibit index and to file finalized Exhibit 5.1 and Exhibit 8.1 to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide for the indemnification of our directors against all losses or liabilities incurred or sustained by him or her as a director our company in defending any proceedings, whether civil, criminal, administrative or investigative in which the director acted honestly and in good faith with a view to the best interest of the company and had no reasonable cause to believe that their conduct was unlawful.

The form of Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Item 7.	Recent Sales of Unregistered Securities

During the past three years, we have issued and sold the securities listed below without registering the securities under the Securities Act. None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S, Regulation D, Rule 701 or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Based on our 2006 Equity Incentive Plan and our Amended and Restated 2006 Equity Incentive Plan, we granted options to purchase our ordinary shares to certain of our former or current directors, executive officers, consultants and employees from time to time, during the period between June 2006 and May 2010. As of the date of this prospectus, the aggregate number of our ordinary shares underlying our outstanding options is 19,251,820. See “Management — 2006 Equity Incentive Plan.” We believe that our issuances of options to purchase our ordinary shares were exempt from registration under the Securities Act in reliance on Rule 701, which allows an issuer that is not at the time of grant subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 and is not an investment company to make option grants pursuant to a written equity incentive plan.

On May 4, 2010, in contemplation of our initial public offering, we increased our authorized shares to 500,000,000 total authorized shares and effected a 4-for-1 stock split by means of a stock dividend wherein holders of each ordinary share, Series A preferred share and Series B preferred share received an additional 3 shares for each share held, respectively. The Series A preferred shares and Series B preferred shares converted into ordinary shares at a 1:1 ratio. The share split has been retroactively reflected for the information presented below.

					Underwriting
					Discount and
Purchaser	Date of Sale or Issuance	Number of Securities	Consideration (US$)		Commission

IBM WTC Asia Investments LLC	December 2007	2,411,597 Series B preferred shares	3,000,000		N/A
Lehman Brothers Offshore Partners Ltd.	December 2007	1,607,731 Series B preferred shares	2,000,000		N/A
Certain previous shareholders of VLife	April 2008	2,250,000 ordinary shares	—	(1)	N/A

					Underwriting
					Discount and
Purchaser	Date of Sale or Issuance	Number of Securities	Consideration (US$)		Commission

Certain previous shareholders of Red River Valley	July 2008	1,800,000 ordinary shares(2)	—	(1)	N/A
Certain previous shareholders of Yinfeng	July 2008	1,000,000 ordinary shares(3)	—	(1)	N/A
Certain previous shareholders of Harmonation	July 2008	833,336 ordinary shares	—	(1)	N/A
Certain previous shareholders of Agree	July 2009	4,866,180 ordinary shares	—	(1)	N/A
Certain previous shareholders of Tansun	December 2009	3,932,000 ordinary shares	—	(1)	N/A
Certain previous shareholders of Yinfeng	May 2010	2,200,000 ordinary shares(3)	—	(1)	N/A
Certain directors, officers, employees, and consultants of the Registrant	June 2007	options to purchase a total of 2,250,000 ordinary shares	N/A	(4)	N/A
Certain directors, officers, employees, and consultants of the Registrant	October 2007	options to purchase a total of 1,560,000 ordinary shares	N/A	(4)	N/A
Certain directors, officers, employees and consultants of the Registrant	October 2007	options to purchase a total of 150,000 ordinary shares	N/A	(4)	N/A
Certain directors, officers, employees, and consultants of the Registrant	April 2008	options to purchase a total of 3,000,000 ordinary shares(5)	N/A	(4)	N/A
Certain directors, officers, employees, and consultants of the Registrant	April 2008	options to purchase a total of 500,600 ordinary shares	N/A	(4)	N/A
Certain directors, officers, employees, and consultants of the Registrant	October 2008	options to purchase a total of 4,000 ordinary shares	N/A	(4)	N/A
Certain directors, officers, employees, and consultants of the Registrant	July 2009	options to purchase a total of 3,162,200 ordinary shares	N/A	(4)	N/A
Certain directors, officers, employees and consultants of the Registrant	November 2009	options to purchase a total of 1,800,000 ordinary shares	N/A	(4)	N/A
Certain directors, officers, employees, and consultants of the Registrant	November 2009	options to purchase a total of 80,000 ordinary shares	N/A	(4)	N/A
Certain directors, officers, employees, and consultants of the Registrant	February 2010	options to purchase a total of 140,000 ordinary shares	N/A	(4)	N/A

					Underwriting
					Discount and
Purchaser	Date of Sale or Issuance	Number of Securities	Consideration (US$)		Commission

Certain directors, officers, employees and consultants of the Registrant	May 2010	options to purchase a total of 300,000 ordinary shares	N/A	(4)	N/A
Certain directors, officers, employees, and consultants of the Registrant	May 2010	options to purchase a total of 300,000 ordinary shares	N/A	(4)	N/A
Certain directors, officers, employees and consultants of the Registrant	August 2010	options to purchase a total of 2,300,000 ordinary shares	N/A	(4)	N/A
Certain directors, officers, employees and consultants of the Registrant	August 2010	options to purchase a total of 60,000 ordinary shares	N/A	(4)	N/A
Certain directors, officers, employees and consultants of the Registrant	August 2010	options to purchase a total of 40,000 ordinary shares	N/A	(4)	N/A

(1)	These shares represent partial consideration for the purchases of these companies, as applicable. See “Description of Share Capital — History of Our Share Issuances.”

(2)	Based on revised agreement. See “Our History and Corporate Structure.”

(3)	Represents additional partial consideration agreed to in July 2008, See “Our History and Corporate Structure.”

(4)	Issued pursuant to the 2006 Equity Incentive Plan, as amended and restated.

(5)	Cancelled in February 2010. See “Management — 2006 Equity Incentive Plan.”

No underwriters were involved in the foregoing sales of securities. The issuances of the securities described above were deemed to be exempt from registration under the Securities Act as follows. With respect to the transactions with LBOP, IBM WTC Asia Investments LLC and the CVCI Funds above, the issuances of securities relied on Section 4(2) of the Securities Act or Regulation D promulgated thereunder. With respect to the remaining transactions above, the issuances of securities relied on Section 4(2) of the Securities Act or Regulation S promulgated thereunder. To our knowledge, the recipients of securities in each such transaction acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 8.	Exhibits and Financial Statement Schedules

(a)	Exhibits

See Exhibit Index beginning on page II-7 of this registration statement

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 9.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the U.S. Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the U.S. Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

The registrant hereby undertakes that:

(1) For purposes of determining any liability under the U.S. Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the U.S. Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the U.S. Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on the 9th day of December, 2010.

Camelot Information Systems Inc.

By:	/s/ Yiming Ma
Name:   Yiming Ma

Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures		Title	Date

/s/ Yiming MA Yiming MA		Chairman and Chief Executive Officer (principal executive officer)	December 9, 2010

* Heidi CHOU		Director and President	December 9, 2010

* Ching-Hua HO		Director and Chief Operating Officer	December 9, 2010

* Gordon LAU		Chief Financial Officer (principal financial and accounting officer)	December 9, 2010

* Ajit BHUSHAN		Director	December 9, 2010

* Shang-Wen HSIAO		Independent Director	December 9, 2010

* Claude LEGLISE		Independent Director	December 9, 2010

* Name: Donald J. PUGLISI Title: Managing Director Puglisi & Associates		Authorized Representative in the United States	December 9, 2010

*By:	/s/ Yiming MA Yiming MA Attorney-in-fact

EXHIBIT INDEX

Exhibit No.		Description

1	.1*	Form of Underwriting Agreement
3.1		Form of Second Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the registration statement on Form F-1, as amended (File No. 333-167791)).
4.1		Form of Registrant’s American Depositary Receipt (included in Exhibit 4.3) (incorporated herein by reference to Exhibit 4.1 to the registration statement on Form F-1, as amended (File No. 333-167791)).
4.2		Registrant’s Specimen Certificate for Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1, as amended (File No. 333-167791))
4.3		Form of Deposit Agreement among the Registrant, the depositary and Owners and Beneficial Owners of the American Depositary Shares issued thereunder (incorporated herein by reference to Exhibit 4.3 to the registration statement on Form F-1, as amended (File No. 333-167791)).
4.4		Camelot Information Systems Inc. Registration Right Agreement among the Registrant and other parties thereto dated as of December 27, 2007 (incorporated herein by reference to Exhibit 4.4 to the registration statement on Form F-1, as amended (File No. 333-167791)).
4.5		Amendment to the Registration Right Agreement among the Registrant and other parties thereto dated as of May 22, 2010 (incorporated herein by reference to Exhibit 4.5 to the registration statement on Form F-1, as amended (File No. 333-167791)).
5	.1**	Form of Opinion of Maples & Calder
8	.1**	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. tax matters
10.1		Amended and Restated 2006 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the registration statement on Form F-1, as amended (File No. 333-167791)).
10.2		Technical Services Agreement, dated March 24, 2008, between IBM Global Services (China) Co. Ltd. and Camelot Information Systems (China) Corp. Ltd. (incorporated herein by reference to Exhibit 10.2 to the registration statement on Form F-1, as amended (File No. 333-167791)).
10.3		Participation Agreement, dated June 15, 2008, between IBM Global Services (China) Co. Ltd. and Shanghai Camelot Information Technology Co. Ltd. (incorporated herein by reference to Exhibit 10.3 to the registration statement on Form F-1, as amended (File No. 333-167791)).
10.4		Form of Employment Agreement between the Registrant and each Executive Officer of the Registrant (incorporated herein by reference to Exhibit 10.4 to the registration statement on Form F-1, as amended (File No. 333-167791)).
21	.1*	Subsidiaries of the Registrant
23	.1*	Consent of Deloitte Touche Tohmatsu CPA Ltd., Independent Registered Public Accounting Firm
23	.2**	Consent of Maples & Calder (included in Exhibit 5.1)
23	.3*	Consent of Jincheng Tongda & Neal Law Firm
23	.4*	Consent of American Appraisal China Limited
23	.5*	Consent of International Data Corporation
23	.6**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)
24.1		Powers of Attorney (included on signature page)
99.1		Code of Business Conduct and Ethics of the Registrant (incorporated herein by reference to Exhibit 99.1 to the registration statement on Form F-1, as amended (File No. 333-167791))

*	Previously filed.

**	Filed herewith.